Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Entity Name	Jurisdiction
Calix Network Technology Development (Nanjing) Co. Ltd.	China
Calix Networks UK, Ltd.	England, UK
Calix Brasil Servicos Ltda.	Brazil